UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 4, 2016

UNITED COMMUNITY BANKS, INC.

(Exact name of registrant as specified in its charter)

Georgia	No. 001-35095	No. 58-180-7304
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

125 Highway 515 East
Blairsville, Georgia 30512
(Address of principal executive offices)

Registrant’s telephone number, including area code:
(706) 781-2265

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On April 4, 2016, United Community Banks, Inc. (the “Company”), the holding company for United Community Bank, Blairsville, Georgia, entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Tidelands Bancshares, Inc. (“Tidelands”), the holding company for Tidelands Bank, Mt. Pleasant, South Carolina. Under the Merger Agreement, Tidelands will merge with and into the Company (the “Merger”) and Tidelands Bank will merge with and into United Community Bank.

Subject to certain conditions and potential adjustments, Tidelands’ shareholders will receive $0.52 in cash for each share of Tidelands common stock, or approximately $2.2 million in the aggregate. Additionally, the United States Department of Treasury (the “Treasury”), by letter dated March 21, 2016, has confirmed that it is willing to consent to the redemption of all of the outstanding shares of Tidelands’ fixed-rate cumulative preferred stock that were issued to the Treasury under the Treasury’s Capital Purchase Program, plus unpaid dividends, for $9.0 million in the aggregate. Such redemption will take place immediately after the close of the Merger. The parties anticipate closing the Merger during the third quarter of 2016.

The Merger Agreement has been unanimously approved by the boards of directors of each of the Company and Tidelands. The closing of the Merger is subject to the required approval of Tidelands’ shareholders, requisite regulatory approvals and other customary closing conditions.

The Merger Agreement contains usual and customary representations and warranties that the Company and Tidelands made to each other as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the contract between the Company and Tidelands, and may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating its terms. Moreover, the representations and warranties are subject to a contractual standard of materiality that may be different from what may be viewed as material to shareholders, and the representations and warranties may have been used to allocate risk between the Company and Tidelands rather than establishing matters as facts.

The Merger Agreement may be terminated in certain circumstances, including: (i) by the Company if there shall have occurred and be continuing any events or occurrences that have a material adverse effect on Tidelands which has not been cured within twenty days after the giving of written notice to the Company or, if such material adverse effect is not capable of being cured within twenty days, Tidelands has not begun to cure such breach within twenty days after such written notice; (ii) by either party in the event of a material breach by the other party of any covenant, agreement or obligation contained in the Merger Agreement which breach has not been cured within twenty days after the giving of written notice to the other party of such breach or, if such breach is not capable of being cured within twenty days, such other party has not begun to cure such breach within twenty days after such written notice; (iii) by the Company if the Company learns of any fact or condition which materially and adversely affects such business, properties, assets or earnings or the ownership, value or continuance of Tidelands; (iv) by either party upon a final and nonappealable denial of a required regulatory approval or injunction or similar restraint permanently restraining, enjoining or otherwise prohibiting consummation of the transactions contemplated by the Merger Agreement; (v) by either party if the closing of the transactions contemplated by the Merger Agreement shall not have occurred on or before October 31, 2016; or (vi) by the Company if the holders of more than ten percent of the shares of outstanding Tidelands common stock elect to exercise their statutory right to dissent from the Merger. Upon termination of the Merger Agreement under certain specified circumstances, Tidelands may be required to pay the Company a termination fee of $1.0 million.

The foregoing summary of the Merger Agreement is qualified in its entirety by reference to the complete text of such document, which is filed as Exhibit 2.1 to this Current Report on Form 8-K and which is incorporated herein by reference.

Participants in the Merger Solicitation.

The Company and Tidelands, and certain of their respective directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from the shareholders of Tidelands in respect of the Merger. Information regarding the directors and executive officers of the Company is set forth in its 2015 Annual Report on Form 10-K, definitive proxy statement for the Company’s 2016 annual meeting of shareholders and other documents filed by the Company with the Securities and Exchange Commission (“SEC”). Information regarding the directors and executive officers of Tidelands who may be deemed participants in the solicitation of proxies from the shareholders of Tidelands in connection with the Merger will be included in the proxy statement for Tidelands’ special meeting of shareholders, which will be filed by the Company with the SEC. Additional information regarding the interests of such participants will be included in the proxy statement and other relevant documents regarding the Merger filed with the SEC when they become available.

Additional Information and Where to Find It.

In connection with the Merger, Tidelands plans to file a proxy statement and all other relevant materials with the SEC. Promptly after filing its definitive proxy statement with the SEC, Tidelands will mail the definitive proxy statement to each stockholder entitled to vote at a special meeting related to the Merger. Tidelands’ shareholders are urged to read to proxy statement when it becomes available and other documents to be filed with the SEC in connection with the Merger or incorporated by reference in the proxy statement because they will contain important information about the Merger. Investors will be able to obtain a free copy of documents filed with the SEC at the SEC’s website at sec.gov. In addition, investors may obtain a free copy of Tidelands’ filings with the SEC from Tidelands’ website at tidelandsbank.com.

Item 7.01	Regulation FD Disclosure.

On April 4, 2016, the Company issued a press release announcing the execution of the Merger Agreement. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference. Additionally, the Company has posted on the “Investor Relations” page of its website (http://www.ucbi.com) supplemental information related to the Merger. A copy of the supplemental information is filed as Exhibit 99.2 to this Current Report on Form 8-K and is incorporated herein by reference. The foregoing description is qualified in its entirety by reference to such exhibit. The Company is not undertaking any obligation to update this supplemental information.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated April 4, 2016, by and between United Community Banks, Inc. and Tidelands Bancshares, Inc.

99.1	Press release dated April 4, 2016 announcing the Merger Agreement with Tidelands Bancshares, Inc.

99.2	Supplemental Information dated April 4, 2016.

Caution about Forward-Looking Statements.

This Current Report contains forward-looking statements, as defined by federal securities laws, including statements about the Company’s financial outlook and business environment. These statements are based on current expectations and are provided to assist in the understanding of future financial performance. Such performance involves risks and uncertainties that may cause actual results to differ materially from those expressed or implied in any such statements. For a discussion of some of the risks and other factors that may cause such forward-looking statements to differ materially from actual results, please refer to the Company’s filings with the SEC including its 2015 Annual Report on Form 10-K under the sections entitled “Forward-Looking Statements” and “Risk Factors.” Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

UNITED COMMUNITY BANKS, INC.

By:	/s/ Rex S. Schuette
Rex S. Schuette
Executive Vice President and
Chief Financial Officer

Date: April 4, 2016

INDEX TO EXHIBITS

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated April 4, 2016, by and between United Community Banks, Inc. and Tidelands Bancshares, Inc.

99.1	Press Release dated April 4, 2016 announcing the Merger Agreement with Tidelands Bancshares, Inc.

99.2	Supplemental Information dated April 4, 2016.